                                                                   EXHIBIT 10.11
                                                                   -------------

                               OVERALL AGREEMENT
                               -----------------

     OVERALL AGREEMENT, (this "Overall Agreement") effective as of February 1, 1998 (the "Effective Date"), by and between SAMSONITE CORPORATION, a Delaware corporation (the "Company"), and KARLHEINZ TRETTER, a resident of Germany (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company wants the Executive to provide his services to various subsidiaries of the Company from time to time, namely Samsonite GmbH, Samsonite Europe N.V., and other subsidiaries of Samsonite N.V. (together, the "Subsidiaries"), and the Executive is willing to do so; and

     WHEREAS, This Overall Agreement aims to reflect and confirm the general terms and conditions of the Executive's providing such services;

     NOW, THEREFORE, in consideration of the foregoing and of the premises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   TERM
     ----

     This Overall Agreement shall have a term (the "Term") beginning on the Effective Date and expiring on January 31, 2002 ("Expiration Date").

2.   POSITIONS AND DUTIES
     --------------------

     (a) The Parties expect that the services to be provided by the Executive for the Subsidiaries will change from time to time as the needs of the Subsidiaries change. Nevertheless, the only employment relationship shall be between the Executive and Samsonite GmbH (Germany), and all other relationships shall be by mandates, either remunerated or otherwise. Such mandates, the amount of the Executive's services required by any of the Subsidiaries, and the remuneration to be paid by any of the Subsidiaries may be changed from time to time by action of the Subsidiaries. However, at all times, the total remuneration from the employment relationship and the remunerated mandates shall be as specified in this Overall Agreement.

     (b) Initially, the Executive will serve under an employment agreement, substantially in the form of Exhibit A attached hereto(the "German Contract"), in the position of Geschaftsfuhrer for Samsonite GmbH (Germany), and under remunerated mandates in the positions of:

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          (i)   Managing Director for Samsonite Europe N.V. (Belgium),
          (ii)  President du Conseil for Samsonite S.A. (France),
          (iii) Director Samsonite SpA (Italy), and
          (iv)  Director Samsonite Finanziaria S.r.l. (Italy).

     (c) Except during customary vacation periods and periods of illness, the Executive shall, during his engagement hereunder, devote his full business time and attention to the performance of services for the Subsidiaries, allocating such time and attention generally according to the needs of such Subsidiaries.

     (d) Nothing in this Overall Agreement shall affect the Executive's duty of loyalty and duty of care to the Company and the Subsidiaries as provided under applicable laws. The Executive shall perform the his duties for and provide his services to the Subsidiaries to the best of his ability and in a diligent and proper manner.

3.   COMPENSATION AND RELATED MATTERS
     --------------------------------

     (a) Base Compensation.  During the period of the Executive's engagement
         -----------------
hereunder, the Company shall cause the Subsidiaries to compensate the Executive in equal instalments in accordance with their normal payroll practices or in accordance with the decisions taken by the competent organs of the Subsidiaries with regard to the remuneration granted to the Executive for the execution of his mandates, but not less frequently than monthly. Such compensation (the "Base Compensation") shall be ECU 300,147 (equivalent to US$325,000 converted at the exchange rate of 0.92436 US$ per ECU, the rate in effect as of the Effective
Date) gross per annum, allocated in the same proportions as in Section 2.(c).

The payments of Base Compensation shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment made pursuant to this Overall Agreement shall in any way limit or reduce the obligation of the Company to cause the payment of the Executive's Base Compensation as hereunder provided. The Base Compensation payable may not be reduced. Any increase in the Base Compensation shall become effective at the time indicated by the Company without the need for an amendment to this Overall Agreement.

     (b) Annual Adjustment.  Each year, the Company shall cause the Subsidiaries
         -----------------
to make a lump sum adjustment to the Executive's Base Compensation (the "Annual Adjustment") for such year only, equal to an amount between zero and 59.2308%of the Base Compensation. The total annual adjustment amount will be allocated in the same proportions as in Section 2.(c) above. The Annual Adjustment shall consist of a Target Adjustment and a Project Adjustment (each as defined below), determined as follows:

     (i) The "Target Adjustment" shall be zero if the EBIT Attainment Percentage (as defined below) is less than eighty percent (80%). Otherwise, the

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  "Target Adjustment" shall be an amount equal to one-half of the EBIT
  Attainment Percentage multiplied by 53.8462% of the Base Compensation. The "EBIT Attainment Percentage" shall be determined as follows:

                                             THEN THE EBIT ATTAINMENT PERCENTAGE
IF THE EBIT (AS DEFINED BELOW) IS:           SHALL BE:


less than the Minimum EBIT Target (as        Zero percent (0%)
 defined below) for the Company's
 preceding fiscal year

equal to the Minimum EBIT Target for the     Eighty percent (80%)
 Company's preceding fiscal year

greater than the Minimum EBIT Target for     The sum of (x) eighty percent (80%), plus
 the Company's preceding fiscal year, but    (y) the product of twenty percent (20%)
 less than the Annual EBIT Target (as        multiplied by a fraction, the numerator of
 defined below) for the Company's            which shall be the excess of (i) the EBIT
 preceding fiscal year                       of the Company for the Company's
                                             preceding fiscal year over (ii) the Minimum
                                             EBIT Target for the Company's preceding
                                             fiscal year, and the denominator of which
                                             shall be the excess of the Annual EBIT
                                             Target for the Company's preceding fiscal
                                             year over the Minimum EBIT Target for
                                             the Company's preceding fiscal year

equals the Annual EBIT Target for the        One hundred percent (100%)
 Company's preceding fiscal year

greater than the Annual EBIT Target for      The sum of (x) one hundred percent
 the Company's preceding fiscal year, but    (100%) plus (y) the product of twenty
 less than the Maximum EBIT Target (as       percent (20%) multiplied by a fraction, the
 defined below) for the Company's            numerator of which shall be the excess of
 preceding fiscal year                       (i) the EBIT of the Company for the
                                             Company's preceding fiscal year over (ii)
                                             the Annual EBIT Target for the
                                             Company's preceding fiscal year, and the
                                             denominator of which shall be the excess
                                             of the Maximum EBIT Target for the
                                             Company's preceding fiscal year over the
                                             Annual EBIT Target for the Company's
                                             preceding fiscal year

equal to or greater than the Maximum         One hundred twenty percent (120%)
 EBIT Target for the preceding year

     (ii) With respect to each fiscal year of the Company ending after January 31, 1998, on or before March 15 of each such year, the board of directors of

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the Company (the "Board") shall determine the "Annual EBIT Target," the "Minimum
EBIT Target" and the "Maximum EBIT Target" for such fiscal year. Promptly after such targets have been determined, the Company shall provide written notice thereof to the Executive. The EBIT Targets determined by the Board are expected to be reasonably achievable in the good faith judgment of the Board, it being understood that the Maximum EBIT Targets determined by the Board shall generally reflect a more aggressive, "stretch" budget, and the Minimum EBIT Targets determined by the Board shall generally reflect an improvement over actual EBIT for the prior fiscal year. The Board shall have the right, acting unilaterally and in good faith, to adjust the Annual EBIT Target, the Minimum EBIT Target and the Maximum EBIT Target upon the occurrence of any acquisition, disposition or other significant event that occurs with respect to The Company after such targets have been determined. For purposes of this Section 3.(b), "EBIT" shall mean, for any period, the Company's consolidated earnings (excluding extraordinary gains and losses and gains or losses from the sale of fixed assets outside of the ordinary course of business) from continuing operations before interest and taxes for such period, and EBIT is expected to be determined on the same basis as the Annual EBIT Target, the Minimum EBIT Target and the Maximum EBIT Target. Notwithstanding the foregoing, EBIT for any fiscal may be equitably adjusted by the Board (solely for the purposes of Section 3.(b)(i)) to the extent that the Company's business was not conducted in the ordinary course in accordance with past practices.

     (iii)  The "Project Adjustment" shall be calculated by multiplying
21.5385% of the Base Compensation times a percentage, ranging from eighty percent (80%) to one hundred twenty-five percent (125%), set by the Board to reflect the extent to which the Board determines that the Executive satisfactorily completed certain projects (the "Annual Projects") established by the Board with respect to the Company's preceding fiscal year. The Company shall establish Annual Projects for each fiscal year during the Term and shall provide the Executive with a written notice of such Annual Projects, which shall describe such Annual Projects in reasonable detail. The Annual Projects for each of the Company's fiscal years ending after January 31, 1998 shall be established on or before March 15 of such year. The Annual Projects for each such fiscal year shall be developed by the Board in consultation with the Executive, and shall, in the good faith judgment of the Board, be reasonably achievable. The Executive acknowledges that the Annual Projects established by the Board may not be measured by financial results or other quantifiable standards and may depend on subjective judgments by the Board, and the Executive agrees that the determination of the Board as to the extent to which such Annual Projects have been satisfactorily completed shall be conclusive for all purposes, provided that such determination shall be made in good faith.

   (c) Vacations.  The Executive shall be entitled to the number of paid
       ---------
vacation days in each calendar year determined in accordance with the vacation policy of Samsonite GmbH as in effect immediately prior to the execution of this Overall Agreement.

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

   (d)  Services Furnished.  The Company shall cause one or more of the
       -------------------
Subsidiaries to furnish the Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties hereunder.

4. TERMINATION
   -----------

   (a) The Executive's engagement with any Subsidiary, may be terminated at the initiative of either party to such engagement, subject to the local employment or corporate legislation applicable to the position held by the Executive for such Subsidiary.

   (b) This Overall Agreement shall be terminated at the earlier of:

        (i)  the end of the Term, and

        (ii) an earlier date coinciding with the termination of the Executive's relationships with Samsonite GmbH, Samsonite Europe N.V., Samsonite S.A., Samsonite Finanziaria S.r.l., and Samsonite SpA.

5. COMPENSATION UPON TERMINATION
   -----------------------------

   (a) When the Executive's engagement is terminated, the Company shall cause the Subsidiaries to respect the rules under local employment or corporate legislation to terminate the German Contract and to revoke the mandates.

   (b) If the Executive's engagements pursuant to this Overall Agreement terminate by reason of his death, the Company shall cause the Subsidiaries to continue to make salary or compensation payments at the rate of the Base Compensation then in effect in respect of the month of death and the three calendar months immediately following the month of death.

   (c) If the Executive's engagements are terminated by the Subsidiaries prior to the expiration of the Term, then the Company shall cause:

        (i) Samsonite GmbH to respect the termination rules set out in the German Contract; and

        (ii) the other Subsidiaries to take the necessary steps under local corporate legislation to revoke the mandates of the Executive.

   (d) The German Contract provides that upon termination of the German Contract at the initiative of Samsonite GmbH for any reason other than either (1) a good and valid cause under German law committed by the Executive, or (2) another reason which is not one of the reasons set out in Article 12.4 of the German Contract, the Executive will be entitled to an indemnity upon such termination which amounts to the greater of:

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

        (i) the amount of the indemnity provided for in this Overall Agreement (the "Overall Indemnity"); and

        (ii) an amount due to the Executive upon termination of the German Contract which might be due under German local law.

   (e) The Overall Indemnity referred to above and in Article 12.6.1(a) of the German Contract shall be equal to the lesser of:

      (i) the excess of ECU462,180 over the amount payable by Samsonite GmbH under Article 13 of the German Contract (Note: ECU462,180 is the equivalent of US$500,000 converted at the exchange rate of 0.92436 US$ per
      ECU), and

      (ii) the excess of the amount of the Executive's Base Compensation which would have been paid to the Executive pursuant to this Overall Agreement from the date of termination of the German Contract through the Expiration Date, over the amount payable by Samsonite GmbH under Article 13 of the German Contract.

   (f) In the event that this Overall Agreement is continued in effect to the end of the Term, and at or prior to the Expiration Date the Company has not offered to extend this Overall Agreement upon the same or substantially similar terms and conditions for an additional term of at least one year, the Company shall cause the Samsonite GmbH to pay the Executive in a lump sum, within thirty
(30) days following the Expiration Date, an amount equal to the excess, if any, of ECU231,090 over any amounts payable under the German Contract, including without limitation, Articles 12 or 13 of the German Contract, or per German law (Note: ECU231,090 is the equivalent of US$250,000 converted at the exchange rate of 0.92436 US$ per ECU).

   (g) Neither the Company nor any of the Subsidiaries shall have any further obligations to the Executive, except as may be provided under the express terms of this Overall Agreement or of any applicable pension or welfare plans, or in accordance with the survivorship provisions of Section 12 of this Overall Agreement.

   (h) Coinciding with the termination or expiration of the Executive's engagement under this Overall Agreement, the Executive shall voluntarily waive any and all rights the Executive may then have to receive any payments from the Company or any of the Subsidiaries, whether as indemnities in lieu of notice, severance, or otherwise, except as expressly set forth in this Agreement. For this purpose, the Executive hereby irrevocably authorizes any officer or director of the Company to execute on behalf of the Executive any documentation reasonably required by the Company to effect such voluntarily waiver.

6. LEGAL FEES; REIMBURSEMENT OF CERTAIN EXPENSES
   ---------------------------------------------

        The Company shall promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in connection with enforcing or defending any right of the Executive pursuant to this Overall Agreement; provided that the Company shall have no obligation to reimburse the Executive for any such fees and expenses unless the resolution of any action taken by the Executive to enforce such right is in favor of the Executive. In addition, the Company hereby agrees that the amount of any such legal fees and expenses reimbursed to the Executive in connection with obtaining or enforcing any right or benefit provided to the Executive by the Company pursuant to or in accordance with this Overall Agreement shall not be taken into account by the Company in determining the aggregate compensation paid or payable to the Executive under this Overall Agreement.

7. INDEMNIFICATION
   ---------------

   (a) Unless prohibited by applicable law, the Company shall indemnify, and shall cause the Subsidiaries to indemnify, the Executive (and his legal representatives) against all losses, claims, damages, liabilities, costs, charges and expenses incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives) may be made a party by reason of his being or having been a director, officer or employee of the Company or any of the Subsidiaries, including payment of expenses in advance of the final disposition of the proceeding.

   (b) If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company or any of the Subsidiaries pursuant to the foregoing, the Executive shall notify the Company promptly in writing of the institution of such action, suit or proceeding. Such action, suit or proceeding shall be defended by and be under the exclusive control of the Company and its counsel; except that the Executive shall have the right to designate separate counsel, acceptable to the Executive in his sole discretion, and, to the extent of a conflict of interest with the Company or any of the Subsidiaries, the right to direct, control and supervise the Executive's defense of such action, suit or proceeding.

8. TAXES
   -----

        The Executive agrees that the Company and the Subsidiaries may deduct from all amounts payable by any of them to the Executive all social security contributions and withholding taxes required by law to be withheld with respect to such payments.

9. CONFIDENTIALITY
   ---------------

        Unless otherwise required by law or judicial process, the Executive shall keep confidential all confidential information known to the Executive concerning the Company

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

or any of the Subsidiaries, and their respective businesses, both during his engagement hereunder and following the termination of the Executive's engagement hereunder, until such information either (1) is publicly disclosed by the Company or one of the Subsidiaries, or (2) otherwise becomes publicly disclosed other than through the Executive's actions. The Executive shall provide notice to the Company in advance of any disclosure required by law or judicial process in a timely manner to permit the Company to oppose such compelled disclosure.

10. SUCCESSORS; BINDING AGREEMENT
    -----------------------------

   (a) This Overall Agreement shall be binding upon and inure to the benefit of the Company, the Subsidiaries, and any successor of the Company, including, without limitation, any corporation or corporations acquiring directly or indirectly all or a substantial portion of the stock, business or assets of the Company, whether by merger, restructuring, reorganization, consolidation, division, sale or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Overall Agreement).

   (b) This Overall Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would be still payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided hereunder, shall be paid in accordance with the terms of this Overall Agreement to the Executive's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to the Executive's estate.

11. NOTICE
    ------

        For purposes of this Overall Agreement, notices, demands and all other communications provided for in the Overall Agreement shall be in writing and shall be deemed to have been duly given (i) when hand delivered, (ii) when sent if sent by overnight mail, overnight courier or facsimile transmission, or (iii) when mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:                    If to the Company:
--------------------                    ------------------

Karlheinz Tretter                       General Counsel
Holderingstrasse 34                     Samsonite Corporation
61462 Konigstein Im Taunus              11200 East Forty-Fifth Avenue
Germany                                 Denver, Colorado  80239-3018
                                        United States of America

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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

12. SURVIVORSHIP
    ------------

        The respective rights and obligations of the parties hereunder set forth in Sections 5, 6, 7, 8, and 9 of this Overall Agreement shall survive any termination of this Overall Agreement to the extent necessary for the intended preservation of such rights and obligations.

13. REPRESENTATIONS AND WARRANTIES
    ------------------------------

        The Company represents and warrants that it is fully authorized and empowered to enter into this Overall Agreement, and this Overall Agreement is valid, binding and enforceable against the Company in accordance with its terms, except to the extent affected or limited by applicable bankruptcy laws or other statutes governing the rights of creditors generally and any regulations or interpretations thereof. The Executive represents and warrants that his execution of this Overall Agreement and his performance of his duties and responsibilities under this Overall Agreement shall not violate or result in a breach of the terms of any agreement to which he is a party or by which he is bound.

14. MISCELLANEOUS
    -------------

   (a) Entire Agreement.  The parties hereto agree that this Overall Agreement,
       ----------------
together with the agreements entered between the Executive and any of the Subsidiaries pursuant to this Overall Agreement, contains the entire understanding and agreement between the Executive and either the Company or any of the Subsidiaries with respect to the subject matter hereof, and except for the Stock Option Agreement dated 2/20/98, supersedes all prior understandings and agreements, including, without limitation, the Employment Agreement effective as of June 25, 1990, between the Executive and Samsonite GmbH, and the Employment Agreement with the Executive dated January 1, 1990. The provisions of this Overall Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Overall Agreement.

   (b) Waiver.  No waiver by either party hereto at any time of any breach by
       ------
the other party hereto of any condition or provision of this Overall Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

   (c) Choice of Law.  The validity, interpretation, construction and
       -------------
performance of this Overall Agreement shall be governed by the laws of the state of New York, without giving effect to the conflict of laws principles thereof.

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

15. VALIDITY
    --------

        The invalidity or unenforceability of any provision or provisions of this Overall Agreement shall not affect the validity or enforceability of any other provision or provisions of this Overall Agreement, which shall remain in full force and effect.

16. COUNTERPARTS
    ------------

        This Overall Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused its name to be subscribed to this Overall Agreement by its duly authorized representative and the Executive has executed this Overall Agreement as of the date and the year first above written.

Samsonite Corporation


By: /s/ Luc Van Nevel       /s/ Karlheinz Tretter
   ------------------       ---------------------
Name: Luc Van Nevel           Karlheinz Tretter
Title: President

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